Exhibit 10.17

PROFESSIONAL AND MANAGEMENT SERVICES AGREEMENT AND LICENSE

This Professional and Management Services Agreement and License (the “Agreement”) is made and entered into effective as of the 1st day of January, 2006 (the “Effective Date”), by and between Virtual Radiologic Professionals, LLC, a Delaware limited liability company (the “Practice”), and Virtual Radiologic Corporation, a Delaware corporation (“VRC”). The Practice and VRC are referred to herein each individually as a “party,” and collectively the “parties.”

WITNESSETH:

WHEREAS, the Practice is a limited liability company whose members and independent contractor physicians are licensed to provide professional radiology services, including, without limitation, professional teleradiology services;

WHEREAS, VRC is an ambulatory health care organization accredited by the Joint Commission on Accreditation of Healthcare Organizations (“JCAHO”), and owns certain teleradiology assets, operates a teleradiology infrastructure, and is in the business of providing management, consulting, administrative, and other support services to radiologists who perform teleradiology services;

WHEREAS, VRC has entered into contracts with physician groups and other customers to provide professional teleradiology services, and would like to obtain the professional teleradiology services of the Practice’s members and independent contractor physicians to fulfill VRC’s obligations under those contracts; and

WHEREAS, the Practice desires to obtain the use of VRC assets and infrastructure, and the management services of VRC, in order to permit the Practice to devote its full efforts to providing physicians who render teleradiology services.

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and on the terms and subject to the conditions herein set forth, the parties have agreed and do hereby agree as follows:

ARTICLE 1

Engagement of VRC

Section 1.1 Primary Purpose. The primary purpose of this Article 1 is to secure for the Practice the systems infrastructure and the administrative and management services necessary to permit the radiologists who are members, employees, or independent contractors of the Practice (the “Radiologists”) to devote their efforts on a concentrated and continuous basis to the rendering of professional teleradiology services.

Section 1.2 Engagement. The Practice hereby engages VRC to act as the Practice’s sole and exclusive business manager in connection with the management of the business,

operations, and all non-clinical activities of the Practice (the “Practice Operations”), in the name, for the account of, and on behalf of the Practice, and VRC hereby accepts such engagement for and in consideration of the compensation hereinafter provided.

ARTICLE 2

General Authority of the Parties

Section 2.1 VRC’s Authority. Subject to the authority of the Practice set forth in Section 2.2, VRC has the full responsibility and authority to operate and manage the day-to-day aspects of the Practice Operations in any reasonable manner VRC deems appropriate, and to perform the specific functions set out elsewhere in this Agreement, all without the prior consultation or approval of the Practice unless otherwise explicitly stated in this Agreement. VRC shall have exclusive authority over all decision-making relating to ongoing, major or central operations of the Practice (except for decision-making relating to the delivery of professional services, which shall be the exclusive responsibility of the Radiologists). Specifically, VRC shall have exclusive decision-making authority over the scope of services (other than professional services of the Radiologists), patient acceptance policies and procedures, pricing of services, negotiation and execution of contracts, establishment and approval of operating and capital budgets, and issuance of debt by the Practice. Further, VRC shall have the ability to establish and implement guidelines for the selection, hiring and firing of Radiologists. Additional responsibilities and duties of VRC hereunder shall be set forth in Article 3 of this Agreement.

Section 2.2 Retained Authority of the Practice. The Board of Directors of the Practice, and such officers of the Practice to whom the Board of Directors has delegated such authority, at all times retain: (a) all authority exclusively reserved to it by law and its bylaws, as may be amended from time to time; and (b) such authority over matters relating to the professional judgment and services of the Radiologists. Notwithstanding this Section 2.2, Section 2.2 shall not be interpreted to limit the authority of VRC specifically set forth in Sections 2.1 and 3.1 and elsewhere throughout this Agreement.

Section 2.3 Limitation on Liability. In connection with the rendition of the services to be performed by VRC under this Agreement, VRC shall be responsible for the receipt and disbursement of funds under this Agreement on behalf of the Practice, but VRC shall not: (a) incur or assume any liability for any obligations, liabilities or debts of the Practice or any Radiologist; or (b) be liable to the Practice, any Radiologist, or any other third party who may claim such liability on the part of VRC, for any acts or omissions in the performance of such services, except as provided in Section 6.6.

Section 2.4 Relationship of the Parties. VRC and the Practice are independent contractors. The Practice and VRC each acknowledge and agree that:

(a) Neither is the employee or employer of the other;

(b) Nothing contained in this Agreement creates, constitutes or is to be construed as, a partnership, joint venture, or any other business arrangement or organization between the Practice and VRC;

(c) The Practice retains exclusive authority to direct the medical, professional and clinical aspects of the Practice, and VRC shall not exercise control over or interfere with the clinical work of the Radiologists;

(d) VRC is not engaged in the practice of medicine or other professional service for which state law requires a license. Only the Practice and its Radiologists will perform such professional services;

(e) VRC shall not share in the fees for professional services that the Practice renders. All compensation to VRC is solely in exchange for use of VRC’s systems infrastructure, assets, and management services at a fair market value for such use and services; and

(f) VRC may render similar services for other business entities and persons, whether or not engaged in the same business, and may enter into such other business activities as VRC, in its sole discretion, may determine, so long as the provision of such services does not prohibit VRC from performing its duties under this Agreement.

ARTICLE 3

Duties of VRC

Section 3.1 Management Services. Consistent with applicable federal, state and local laws, the Practice hereby engages VRC on an exclusive basis to provide management services to the Practice. VRC’s duties include, but are not limited to, the following:

(a) Development and maintenance of information systems and teleradiology systems infrastructure as are reasonably required to administer the Practice Operations;

(b) To the extent necessary, management of the orderly and timely payment of bills, accounts payable and insurance premiums, as well as case management, payment accounting, and bank reconciliation for the Practice;

(c) Preparation and delivery to the Practice of quarterly and annual budgets and financial reports;

(d) Preparation of written reports, as requested, for meetings of the Practice management and Board of Managers;

(e) Recommending to the Practice actions regarding quality assurance and quality enhancement programs, credentialing and credentialing criteria;

(f) Development and administration of credentialing and licensing systems and support;

(g) Marketing and public relations functions on behalf of the Practice, including without limitation, periodic marketing and sales plan support, graphics and printed material support, advertising, sales, and promotion services;

(h) Creation and maintenance of records, reports, applications, returns, and other documents required by foreign, federal, state, and local governmental entities or instrumentalities of any type, third party payors, and clients of the Practice;

(i) To the extent necessary, management of the Practice’s accounts receivable management system, including without limitation: (i) patient billing; (ii) third-party billing and coordination; (iii) accounts receivable follow-up; (iv) management reports; and (v) patient inquiries, including bill and insurance questions and assistance. Such services shall include: the correlation of records kept by the Radiologists who render care; maintenance of insurance information for each patient; computation and submission of regular bills for each patient account; pursuit of any disputed claims, including the filing of lawsuits to obtain payment; and accounting for the collection of all revenues. To facilitate the expeditious collection of all of Practice’s fees for services provided by its Radiologists, and to assist VRC in providing appropriate cash flow management to Practice, Practice hereby assigns to VRC all of its professional fees and accounts receivable for services provided, excluding fees and accounts receivable relating to professional services rendered to patients eligible for coverage under the Medicare or Medicaid programs or other third party payors which refuse to honor such assignments, and hereby appoints VRC as its true and lawful attorney-in-fact, with full power to collect and otherwise deal in and with such fees and receivables assigned by Practice; provided, however, that, to the extent allowed by law, Practice assigns to VRC all income received by it on account of services rendered to patients of Practice who are eligible for coverage in the Medicare or Medicaid programs and other third party payors which refuse to honor assignments, and Practice agrees to surrender, transfer, and remit to VRC promptly all fees received on behalf of or from such patients. Practice agrees to execute any and all instruments and documents deemed necessary or desirable by VRC to carry out the provisions of this section. Practice agrees that to the extent VRC receives notice from a hospital or other customer, or VRC makes on its own behalf, a bona fide request to write-off or hold in abeyance any of Practice’s professional fees, that Practice will not unreasonably refuse the request of the hospital or VRC. Practice and VRC acknowledge that, in connection with such billing and collection services, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(j) Identification of new types of services, applications of services, and professional relationships for the Practice, and implementation of such programs;

(k) Hiring, promotion, compensation structure, discharge and supervision of all persons performing services for Practice;

(l) Assisting the Practice in developing strategic short, medium, and long-range objectives with respect to the Practice and Practice Operations;

(m) Assisting the Practice in complying with all applicable foreign, federal, state, and local rules, regulations, statutes, laws, and ordinance governing the Practice and Practice

Operations. In addition, VRC shall develop, on behalf of Practice, a compliance program under which VRC shall make available a compliance officer, compliance hotline and compliance training program for Practice’s personnel to facilitate compliance by Practice with laws impacting its business and to create a reporting process for concerns regarding compliance issues. VRC shall coordinate filing of all state mandated clinical reports. Practice and VRC acknowledge that, in connection with such compliance initiatives or clinical reports, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(n) Managing the obtaining and maintaining of all non-professional governmental licenses, permits, and certifications required by the Practice and the individual Radiologists;

(o) Assisting the Practice in instituting in the name of the Practice, any and all legal actions or proceedings reasonably necessary to carry out Practice Operations;

(p) Contracting and purchasing for the account of the Practice, utilizing purchasing systems and procedures developed by VRC or other sources as appropriate, all equipment, operating supplies and inventory and other material and supplies which VRC deems necessary for the conduct and maintenance of the Practice Operations;

(q) Negotiating and administering, on behalf of the Practice, contracts to provide services to hospitals, medical groups, third party payor agreements, including without limitation, HMO, PPO, employee health benefit plan, and insurers, to be entered into between the Practice and such third parties. In addition, VRC shall act as the liaison of Practice with all third party payors for the purpose of negotiating managed care, preferred provider, and other agreements with such third party payors. VRC shall monitor performance of the respective parties to such agreements for compliance with the terms and conditions set forth therein, as well as all applicable federal and state laws, rules and regulations. VRC shall also be the administrative liaison between Practice and any hospital in which Practice provides professional services, including pursuant to a contractual arrangement between either VRC or Practice and the hospital;

(r) Locating and recruiting candidate radiologists for consideration by the Practice for admission as Radiologists to the Practice. Decisions as to the professional abilities and suitability for admission into the Practice shall exclusively be within the authority of the Practice;

(s) Collecting, assembling and assessing primary source verification information and recommending the extension or denial of credentials in accordance with JCAHO approved standards and processes;

(t) Consistent with the Health Care Quality Improvement Act of 1986, 42 U.S.C. § 11101, VRC shall develop and maintain, on Practice’s behalf, programs to improve the quality of care provided by Practice’s Radiologists. Specifically, VRC shall implement the following programs:

(i) Peer Review. Upon a request for peer review from an officer or Radiologist performing services on behalf of the Practice, VRC, through its medical board, shall arrange for a review by a qualified professional or professionals in the same or similar specialty as the Radiologist under review. VRC’s medical board shall report the results of such review to the officer or agent of the Practice and provide assistance to the Practice to implement recommendations, follow-up and fulfill reporting obligations, if any. Practice acknowledges that, in connection with such peer review activities, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9.

(ii) Quality Improvement. VRC shall develop programs designed to improve the quality of care provided by the Radiologists and encourage identification and adoption of best demonstrated processes. Practice and VRC acknowledge that, in connection with such quality improvement activities, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9;

(u) Evaluating, on an ongoing basis, the professional liability, general liability, and other insurance needs of Practice and its employees and Radiologists taking into consideration coverage customarily maintained by similar enterprises, hospital requirements, and general availability of coverage in the market. Insurance shall be maintained in accordance with Article 6;

(v) Developing programs to identify areas of potential legal risk for the Practice and provide and coordinate legal representation in the event of actual or anticipated litigation against Practice. Practice and VRC acknowledge that, in connection with such legal representation, it may be necessary to provide VRC with Protected Health Information and Practice and VRC agree to treat such information in accordance with Article 9 (collectively, the “Management Services”).

Section 3.2 Advisors, Consultants, and Subcontractors. VRC may utilize the services of advisors, consultants, and subcontractors (collectively, “Consultants”) as it deems necessary to carry out the Management Services; provided, however, if the Practice delivers to VRC a written good, faith and reasonable objection against the continued utilization of any particular Consultant, VRC shall consider such objection in good faith discretion.

Section 3.3 Excluded Services and Liabilities. VRC has no obligation or authority under this Agreement regarding, and shall not undertake, any activity which is required by law to be provided solely by a licensed physician. Moreover, the parties acknowledge and agree that VRC may not be held responsible for any damages, costs, or liabilities related to the delivery of health care services to the clients of Practice or any Radiologist.

Section 3.4 Authority to Carry out Management Services. The Practice hereby grants VRC the authority to carry out the Management Services on behalf of the Practice. Accordingly, the Practice hereby grants VRC, and individuals that VRC authorizes to carry out the Management Services, with the authority to execute contracts and other instruments on behalf of the Practice as is necessary or useful in the performance of the Management Services; provided, however, that this provision does not apply where the Board of Managers of the Practice or the law expressly prohibits such a delegation of authority. In addition, the Practice shall cooperate with VRC in transferring and accepting or making assignment of contracts and other assets as necessary or useful in the management of the Practice.

ARTICLE 4

Duties of the Practice

Section 4.1 Professional Teleradiology Services. The Practice shall provide to VRC and to medical practices or groups designated by VRC all of the professional radiology interpretations via teleradiology technology that are necessary and appropriate to fulfill VRC’s contractual obligations to hospitals, medical practices or groups, and other VRC clients. The Practice shall perform such professional radiology interpretations in accordance with the standards and provisions of this Agreement, and in accordance with the standards (e.g,. turn-around time) set forth in the applicable VRC contract with hospitals, medical groups, and other VRC clients. VRC shall provide the applicable contractual standards for each VRC client to the Practice.

Section 4.2 Payment of Radiologists. VRC may provide payroll and other related services to the Practice with respect to Radiologists. However, the parties agree that the Practice is solely responsible for the payment of fees, salaries, and wages to the Radiologists, as well as any applicable payroll taxes and all other taxes now or hereafter applicable with regard to Radiologists. The parties agree that neither the Practice nor any of its members, employees, or independent contractors have any claim under this Agreement or otherwise against VRC for any health and welfare benefits, pension plan or retirement benefits, vacation, sick leave, retirement, disability, or any other employee benefits of any type. All such benefits, if any, are the sole responsibility of the Practice, and the Practice shall indemnify and hold harmless VRC, its shareholders, directors, officers, employees, and agents from and against any and all claims, liability, loss, damage, or expenses (including reasonable attorney fees) arising from the Practice’s responsibilities under this Section 4.2.

Section 4.3 Professional Services. The Practice shall ensure that all professional services provided by a Radiologist are provided in compliance at all times with all applicable ethical and clinical standards, laws, rules, and regulations. In the event that any disciplinary actions or medical (or other) malpractice actions are initiated against any Radiologist, the Practice shall promptly inform VRC of such action and the underlying facts and circumstances. The Practice shall monitor the quality of services provided by Radiologists. The Practice shall provide VRC with at least thirty (30) days prior written notice of vacations of two (2) days or more taken by any Radiologist.

Section 4.4 Limitation on Services. The Practice shall not provide professional physician services, clinical or medical services, or other services of any type, other than as set forth in this Article 4, without the prior written approval of VRC.

Section 4.5 Practice Governance. The Practice is solely responsible for matters involving its internal corporate governance, employees, and similar internal matters.

Section 4.6 Compliance with Laws. The Practice shall comply in all, and shall ensure that all Radiologists comply, with all applicable federal, state, and local laws, rules, regulations, and restrictions in the conduct of the Practice and Practice Operations, including without limitation, the federal anti-kickback statute, the federal false claims act, the Stark self-referral statute, or the false claims act of any state.

Section 4.7 Ancillary Services. During the term of this Agreement, the Practice shall not, and shall ensure that each Radiologist shall not, acquire, establish, operate, manage, control, own (debt or equity, but excluding ownership of less than five percent of the equity of any publicly traded entity), or maintain any other interest in, either directly or indirectly, any entity or enterprise that provides consulting or management services to radiologists or offering any type of services or products similar to those that VRC offers. During the term of this Agreement, the Practice shall not, and shall ensure that each Radiologist shall not, acquire, establish, operate, manage, or maintain any ownership interest (debt or equity, but excluding ownership of less than five percent of the equity of any publicly traded entity) in, directly or indirectly, any health maintenance organization, preferred provider organization, exclusive provider organization, or similar entity or organization, without the prior written consent of VRC.

Section 4.8 Radiologists. The Practice shall ensure that each Radiologist that performs services with or on behalf of the Practice is obligated, in writing, to comply with the same terms and restrictions as are set forth in this Article 4 and all other provisions in this Agreement that are applicable to the Practice.

Section 4.9 Restrictive Covenants.

(a) Radiologists’ Covenant. The Practice shall, to the full extent permitted within the applicable jurisdiction, obtain and enforce formal written agreements with each Radiologist containing certain restrictive covenants, such agreements states that the Radiologist agrees, during the term of his/her employment or contractor agreement with the Practice and for a period of two years thereafter, not to establish, operate, or provide professional interstate teleradiology services at any office, practice, hospital, or other health care facility. For purposes hereof, “professional interstate teleradiology services” means the electronic transmission of radiographs originating in one state for review by a radiologist located in another state or country; provided, however, the restrictive covenant required hereby shall not extend to employment by a radiology practice of which [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] of its radiologic interpretation business involves interstate transportation of images or reports.

(b) Practice’s Covenant. During the term of this Agreement with VRC and for a period of two years thereafter, the Practice shall not directly or indirectly, through an affiliate or otherwise, without the prior written consent of VRC, which consent may be withheld by VRC in its sole discretion, compete with VRC, in any manner or capacity (e.g., through any form of ownership or as an advisor, principal, agent, partner, officer, director, employee, employer, consultant, member of any association, lender or otherwise) in the provision of professional interstate teleradiology services within each of the states that the Practice had been providing interstate teleradiology services during the term of this Agreement. Practice acknowledges that the geographic boundaries, scope of prohibited activities and the duration of this Section 4.8(b) are reasonable and are no broader than are necessary to protect the legitimate business interests of VRC. The parties agree and stipulate that the agreements and covenants not to compete contained in this Section 4.9(b) are fair and reasonable in light of all of the facts and circumstances of the relationship between VRC and the Practice. VRC and the Practice are aware, however, that in certain circumstances courts have refused to enforce certain agreements not to compete. Therefore, in furtherance of, and not in derogation of, the provisions of this Section 4.9(b), VRC and the Practice agree that, in the event a court should decline to enforce any of the provisions of this Section 4.9(b), this Section 4.9(b) shall be deemed to be modified or reformed to restrict the Practice’s competition with VRC to the maximum extent, as to time, geography and business scope, which the court shall find enforceable; provided, however, that in no event shall the provisions of this Section 4.9(b) be deemed to be more restrictive to the Practice than those contained herein.

Section 4.10 Inventions. The Practice shall disclose, and shall ensure that any Radiologist discloses, promptly and rally to VRC in writing all improvements, developments, useful modifications, discoveries, or inventions, conceived or reduced to practice, either alone or with others, relating to VRC’s teleradiology systems or infrastructure (“Inventions”). All Inventions are the exclusive property of VRC, and all right, title, and interest of the Practice in and to such Inventions are automatically assigned to, and shall belong exclusively to, VRC. The Practice shall, and ensure that all Radiologists: (i) execute any and all instruments of assignment or other documents necessary or reasonably requested by VRC to evidence the above ownership of VRC; and (ii) assist in the preparation, prosecution, and procurement of patents, copyrights, or other forms of protection in connection therewith, all at VRC’s request and expense.

Section 4.11 Non-Solicitation. The Practice shall not, during the term of this Agreement employ, engage, solicit, or contract for the employment or services of any employee or former employee of VRC, without the prior written approval of VRC.

Section 4.12 Taxes. The Practice shall ensure that each member of the Practice timely files and properly pays all federal, state, local, or foreign assessments, levies, imposts, or taxes of any kind, including without limitation, income, payroll, and property taxes, together with any applicable interest or penalties, whether disputed or not, imposed by the United States, by any foreign country, or by any state, municipality subdivision or instrumentality of any of the foregoing, or any other taxing authority of any kind.

Section 4.13 Fees. VRC shall pay to Practice those fees described in Article 7.

ARTICLE 5

License Agreement

VRC hereby provides to the Practice a non-exclusive, royalty free license to utilize VRC’s Licensed Intellectual Property (as defined in Exhibit 5) under the terms and conditions set forth in Exhibit 5, which is hereby incorporated by reference into this Agreement.

ARTICLE 6

Insurance and Indemnification

Section 6.1 Practice Insurance. At all times during the term of this Agreement, the Practice shall maintain workers’ compensation for the Practice employees. At all times during the term of this Agreement, the Practice shall maintain medical malpractice liability insurance covering all Radiologists, and general commercial liability insurance, sufficient to cover any liabilities arising from the Practice’s obligations under this Agreement, in amounts of at least one million dollars ($1,000,000) per occurrence and three million dollars ($3,000,000) in the aggregate. Upon request by VRC, the Practice shall provide VRC with certificates of insurance or other satisfactory written evidence of insurance coverages.

Section 6.2 Requirement of Notification. The Practice shall notify VRC at least forty-five (45) days prior to the effective date of any proposed change in the Practice’s insurance arrangements, and shall provide VRC prompt access to any records reasonably necessary to evaluate the effect of such change in the Practice’s insurance arrangements. This Section 6.2 applies to any cancellation, expiration, material change in content, change in carrier, reduction in amount of coverage, material modification, replacement, or substitution of any policy or policies.

Section 6.3 Malpractice Coverage. All medical malpractice coverage that the Practice maintains for itself and for all Radiologists shall be issued on an “occurrence” or “claims made” basis and include prior acts coverage and a tail coverage reporting endorsement provision. The Practice shall exercise such tail coverage endorsement in the event of a change, cancellation, or termination of said policy.

Section 6.4 VRC’s Coverage. During the term of this Agreement, VRC shall maintain general liability insurance sufficient to cover any liabilities arising from VRC’s obligations under this Agreement, in amounts of at least one million dollars per occurrence ($1,000,000) and three million dollars ($3,000,000) in the aggregate.

Section 6.5 Indemnification by the Practice. The Practice shall indemnify, hold harmless, and defend VRC and its respective officers, managers, directors, shareholders, employees, and agents from and against any and all liability, loss, damage, claim, causes of action, and expenses (including reasonable attorneys’ fees), to the extent not covered by insurance in the name of the Practice, caused or asserted to have been caused, directly or indirectly, by or as a result of: (a) the performance of professional radiology services; (b) the negligent acts or omissions or the intentional misconduct of the Practice, any of its shareholders, or any Radiologist; or (c) any breach of this Agreement.

Section 6.6 Indemnification by VRC. VRC shall indemnify, hold harmless, and defend the Practice from and against any liability, loss, damage, claim, causes of actions, and expenses (including reasonable attorneys’ fees) to the extent not covered by insurance in the name of VRC, caused by or as a result of the negligent acts or omissions of VRC and/or any of its employees and/or subcontractors under this Agreement during the term of this Agreement (other than when acting at the direction of or in accordance with the written instructions from the Practice).

Section 6.7 Survival. The indemnification obligations of the parties set forth in Sections 6.5 and 6.6 survive indefinitely, regardless of any expiration, termination, or rescission of this Agreement.

ARTICLE 7

Fees

Section 7.1 Fees. In consideration for Practice’s provision of its professional services pursuant to this Agreement, VRC agrees to pay Practice a Diagnostic Compensation Fee (“DCF”) equal to $[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] per transaction. The DCF shall be adjusted annually upon mutual agreement of the Parties based on the volume of diagnostic services to be provided as part of Practice’s professional services.

The Practice and VRC agree that the fees set forth in this Section 7.1 being paid to Practice have been established with consideration for Practice’s use of VRC assets, systems, teleradiology infrastructure, the Management Services provided VRC, as well as the substantial commitment and effort made by VRC, and that such fees have been negotiated at arms length and are fair, reasonable, and consistent with fair market value.

ARTICLE 8

Term of Agreement

Section 8.1 Term.

The parties intend that the term of the arrangements under this Agreement shall be permanent, subject only to the rights of termination pursuant to Sections 8.2, 8.3 and 8.4.

Section 8.2 Termination by VRC with Cause.

This Agreement may be terminated by VRC upon a material breach of any provision of this Agreement by Practice which is not cured within sixty (60) days after written notice is given to Practice specifying the nature of the alleged breach or upon any change in law or regulation which would inure to the detriment of VRC.

Section 8.3 Termination by VRC without Cause.

This Agreement may be terminated by VRC without cause upon sixty (60) days written notice to Practice.

Section 8.4 Termination by Practice with Cause.

This Agreement may be terminated by Practice only in the event of gross negligence, fraud, or other illegal acts of VRC; provided, that such events must first have been proven in a court of competent jurisdiction and all appeal rights related thereto have been exhausted prior to any termination pursuant to this Section 8.4. Except as provided in this Section 8.4, under no circumstances shall Practice have the right to terminate this Agreement.

Section 8.5 Additional Remedies. If the event of a default by either party involves the failure to make a payment as provided in this Agreement, the non-defaulting party shall, in addition to the recovery of the amount unpaid, be entitled to reasonable attorneys’ fees and costs of collection, and shall be further entitled to interest on such unpaid amounts from the date such amounts become due and payable.

Section 8.6 Effect of Termination. In addition to any other provisions of this Agreement, if VRC terminates this Agreement under Section 8.4 above, then neither the Practice nor any Radiologist may use, rely upon, or represent to any person or entity, including without limitation, any hospital or other customer of the Practice or VRC, the JCAHO accreditation status of VRC for any purpose, including without limitation, state medical licensure, or hospital or other medical facility privileging or re-privileging.

Section 8.7 Return or Destruction of PHI. Upon termination or expiration under any other provision of the Agreement, VRC shall, if feasible, return to the Practice, or destroy, all PHI (as defined in Article 9). VRC shall retain no copies of such PHI in any form. If the return or destruction of such PHI is not feasible, VRC shall: (a) inform the Practice that the return or destruction is not feasible; (b) limit any further use or disclosure to those purposes that make the return or destruction of PHI infeasible; and (c) extend all provisions and obligations of VRC under Article 9 of this Agreement for so long as VRC maintains the PHI.

ARTICLE 9

Patient Confidentiality

Section 9.1 Definitions. The terms defined in this Article 9 have within this Article 9 the meaning attributed to those terms in this Article 9. Any term not defined in this Article 9 but having a specific definition within the Privacy Standards has throughout this Article 9 the meaning attributed to that term within the Privacy Standards.

“Data Aggregation” shall mean the combining of PHI created or received under this Agreement with the Protected Health Information VRC receives or creates in its arrangement with another covered entity under the Privacy Standards to permit data analysis that relate to the health care operations of the covered entities.

“Designated Record Set” shall mean a group of records maintained by or for the Practice that is (i) the medical records and billing records about individuals, (ii) the enrollment, payment, claims adjudication, and case or medical management record systems maintained by or for a health plan; or (iii) used, in whole or in part, by or for the Practice to make decisions about individuals. As used herein the term “Record” means any item, collection, or grouping of information that includes Protected Health Information and is maintained, collected, used, or disseminated by or for the Practice.

“Protected Health Information” shall mean any information, whether transmitted or maintained in electronic, written, oral, or any other form or medium, that relates to the past, present, or future physical or mental health or condition of an individual; the provision of health care to an individual; or the past, present or future payment for the provision of health care to an individual; and (i) identifies the individual, or (ii) with respect to which there is a reasonable basis to believe the information can be used to identify the individual.

“PHI” shall mean Protected Health Information that is provided by the Practice to VRC or created or received by VRC on behalf of the Practice.

“Required by Law” shall have the same meaning as the term “required by law” in 45 C.F.R. Section 164.501.

“Secretary” shall mean the Secretary of the U.S. Department of Health and Human Services.

9.2 Business Associate: For the purposes of this Agreement VRC is a business associate of the Practice as defined in 45 C.F.R. Section 160.103.

9.3 Use and Disclosure of PHI. VRC shall use and disclose PHI to the minimal amount necessary (1) for purposes of performing under the Agreement; (2) as permitted or required by this Agreement; or (3) as Required by Law.

9.4 Protection of PHI. VRC shall implement administrative, physical and technical safeguards that reasonably and appropriately protect the confidentiality, integrity and availability of the PHI that it creates, receives, maintains or transmits on behalf of the Practice.

9.5 Mitigation. VRC shall mitigate, to the extent practicable, any harmful effect that is known to VRC of a use or disclosure of PHI by Physician in violation of this Agreement.

9.6 Improper Use or Disclosure Reporting. In the event that VRC becomes aware of a Security Incident or of a use or disclosure of PHI by VRC that is not permitted under this Agreement, VRC shall report such use or disclosure to the Practice immediately.

9.7 Subcontractors. VRC shall enter into a written agreement with any agent, subcontractor, or any other third party to which VRC discloses, or permit access to, PHI. Such agreement shall bind any such agent, subcontractor or other third party to the same restrictions, conditions, and required disclosures that apply to VRC under this Agreement.

9.8 Access.

(a) If the Practice requests that VRC furnish the Practice with access to any PHI contained in a Designated Record Set, then VRC shall make available to the Practice such PHI within five days of receipt of such request for so long as such PHI is maintained in the Designated Record Set.

(b) In the event any individual requests access to PHI directly from VRC, VRC shall forward such request to the Practice immediately and take no direct immediate action on any such request. If the Practice determines that an individual is to be granted access to PHI, then VRC shall cooperate with the Practice to provide to any individual, at the Practice’s direction, any PHI requested by such individual. All decisions to grant or deny access to PHI as requested by any individual are solely the responsibility of VRC.

(c) This Section 9.8 does not apply if VRC maintains no Designated Record Set for or on behalf of the Practice.

9.9 Amendment.

(a) If the Practice requests that VRC amend any individual’s Protected Health Information or a record regarding an individual contained in a Designated Record Set, then VRC shall provide the relevant PHI to the Practice for amendment and incorporate any such amendments in the PHI as required by 45 C.F.R. § 164.526.

(b) In the event an individual requests directly to VRC that PHI be amended, VRC shall forward such request to the Practice within two days of VRC s receipt of such request and shall take no direct immediate action on the request. All decisions to amend or deny requests for amendments to PHI shall be solely the responsibility of the Practice.

(c) This Section 9.9 does not apply if VRC maintains no Designated Record Set for or on behalf of the Practice.

9.10 Records Availability. VRC shall make its internal practices, books and records relating to the use and disclosure of PHI available to the Secretary or any other officer of employee of the Department of Health and Human Services to whom authority has been delegated for purposes of determining the Practice’s compliance with the Privacy Standards.

9.11 Accounting of Disclosures.

(a) If the Practice requests that VRC furnish an accounting of disclosures of PHI made by VRC regarding an individual during the six years prior to the date on which the accounting was requested, then VRC shall, within ten days of such request, make available to the Practice such information as is in VRC’s possession and is required for the Practice to make the accounting required by 45 C.F.R. § 164.528.

(b) In the event an individual request an accounting of disclosures directly from VRC, VRC shall within two days forward such request to the Practice and shall take no direct action on the request. All preparation and delivery of accountings requested by individuals shall be solely the responsibility of the Practice.

9.12 Additional Uses and Disclosures.

(a) Except as otherwise limited in this Agreement, VRC may use PHI for the proper management and administration of VRC or to carry out the legal responsibilities of VRC.

(b) Except as otherwise limited in this Agreement, VRC may use PHI to provide Data Aggregation services to the Practice as permitted by 42 C.F.R. § 164.504(e)(2)(i)(B).

(c) VRC may use and disclosure PHI to report violation of law to appropriate Federal and state authorities, consistent with 45 C.F.R. § 164.502(j)(1).

9.13 General Confidentiality. VRC shall protect the confidentiality of the records of the Practice relating to Practice Operations to the extent such records are within the control or direction of VRC, including, without limitation, patient medical records, and shall comply with applicable federal, state, and local laws and regulations, and medical ethical standards, pertaining to the records of the Practice. VRC shall take no action with respect to such medical records to which the Practice objects, unless otherwise required by law or to comply with an order of any court or governmental agency.

ARTICLE 10

Practice Representations, Warranties and Covenants

Section 10.1 Representations and Warranties. The Practice hereby represents and warrants to VRC as follows:

(a) Organization and Good Standing. The Practice is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. The Practice has the corporate authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its articles or certificate of incorporation, its bylaws or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the articles or certificate of incorporation or bylaws of the Practice or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which the Practice is a party, or by which it is bound. This Agreement has been duly executed and delivered by the Practice and constitutes the legal, valid, and binding obligation of the Practice, enforceable in accordance with its terms.

(c) Practice Liability and Potential Liability. No Radiologist has ever: (i) had his or her license to practice medicine in any state suspended, relinquished, terminated, restricted, or revoked; (ii) been reprimanded, sanctioned or disciplined by any licensing board, or any federal, state or local society or agency, governmental body or specialty board, including without limitation, exclusion from government programs; or (iii) had entered into against him or her final judgment in, or settle without judgment, a malpractice or similar action for an aggregate award or amount to the plaintiff in excess of $50,000. Neither the Practice nor any Radiologist has received any notice, or is otherwise aware of any investigation, audit, dispute or claim by any governmental authority, carrier, fiscal intermediary or other person regarding any governmental reimbursement program or the Practice’s participation therein.

Section 10.2 No Warranty. The Practice acknowledges that VRC has not made and will not make any express or implied warranties or representations that the services provided by VRC will result in any particular amount or level of revenues to the Practice or income to any Radiologist.

ARTICLE 11

VRC Representations

Section 11.1 Representations and Warranties. VRC hereby represents and warrants to the Practice as follows:

(a) Organization and Good Standing. VRC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has all necessary corporate power to own all of its properties and assets and to carry on its business as now being conducted.

(b) No Violation. VRC has the authority to execute, deliver, and perform this Agreement and all agreements executed and delivered by it pursuant to this Agreement, and has taken all action required by law, its operating agreement, or otherwise to authorize the execution, delivery and performance of this Agreement and such related documents. The execution and delivery of this Agreement does not and, subject to the consummation of the transactions contemplated hereby, will not, violate any provisions of the operating agreement of VRC or any provisions of or result in the acceleration of, any obligation under any mortgage, lien, lease, agreement, instrument, order, arbitration award, judgment or decree, to which VRC is a party, or by which it is bound. This Agreement has been duly executed and delivered by VRC and constitutes the legal, valid, and binding obligation of VRC, enforceable in accordance with its terms, except as may be limited by bankruptcy or other operation of law.

ARTICLE 12

Miscellaneous

Section 12.1 Assignments.

(a) VRC may assign any or all of its rights and delegate any or all of its obligations hereunder to an affiliate, but VRC may not assign any or all of its rights and delegate any or all of its obligations hereunder without the prior written consent of the Practice, which consent may not be unreasonably withheld, provided, however, that any such permitted assignment shall in no way relieve VRC of its duties, obligations, liabilities, or responsibilities hereunder without the consent of the Practice and provided, further, that VRC may assign all or any part of its right, title and interest in any payments to be received hereunder by VRC to a bank or any other financial institution or any Person from which VRC thereof has obtained, or will obtain, financing, and VRC may grant a security interest in such payments.

(b) Notwithstanding the provisions of Section 12.1 (a) above, VRC may assign this Agreement to entity of any kind succeeding to the business of VRC in connection with the merger, consolidation, or transfer of all or substantially all of the assets and business of the VRC to such successor.

(c) The Practice may not assign any of its rights or delegate any of its duties or obligations hereunder without the prior written consent of VRC.

(d) All of the terms, provisions, covenants, conditions, and obligations of this Agreement shall be binding upon, and inure to the benefit of, the successors in interest and permitted assigns of the parties hereto.

Section 12.2 Notices. Except as otherwise expressly set forth herein, all notices required or permitted to be given hereunder shall be in writing and shall be deemed effective when personally delivered, sent via overnight delivery or, if mailed, three (3) days after the date deposited in the United States mail, postage prepaid, registered, or certified, and return receipt requested. Unless changed by written notice given by one party to the other as provided herein, such notices shall be given to VRC at the following address:

Virtual Radiologic Corporation

5995 Opus Parkways, Suite 200

Minneapolis, MN 55343

Attention: President

and such notices shall be given to the Practice at the following address:

Virtual Radiologic Professionals, LLC.

5995 Opus Parkways, Suite 200

Minneapolis, MN 55343

Attention: President

Section 12.3 Severability. In the event that any of the provisions of this Agreement are held to be invalid or unenforceable by any court of competent jurisdiction, the remaining provisions hereof shall not be affected thereby, and the provision found invalid or unenforceable shall be revised or interpreted to the extent permitted by law so as to uphold the validity and enforceability of this Agreement and the intent of the parties as expressed herein.

Section 12.4 Governing Law. This Agreement shall be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Delaware, exclusive of Delaware’s choice of law provisions and principles.

Section 12.5 Entire Agreement; Supercession; Amendment. This Agreement, along with all agreements referred to herein, constitute the entire agreement between the parties with respect to the subject matter hereof-and supersedes any and all prior agreements, either oral or written, between the parties with respect thereto, including that certain Management Services

Agreement and License dated and effective January 1, 2005. Any modification to this Agreement must be made in writing and signed by all of the parties.

Section 12.6 Headings. The section headings used in this Agreement are included solely for convenience and shall not affect the interpretation of this Agreement.

Section 12.7 Waiver. No term or condition of this Agreement shall be deemed to have been waived except by written instrument of the party charged with such waiver.

Section 12.8 Construction of Words. The language herein shall be construed, in all cases, according to its plain meaning, and not for or against either party. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the rule of construction which states that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

Section 12.9 Prevention of Performance by VRC. VRC shall not be liable for any loss or damage to the Practice (including, without limitation, direct, indirect, incidental and consequential damages) due to any failure in its performance hereunder: (i) because of compliance with any order, request, or control of any governmental authority or person purporting to act therefor, whether or not said order, request or control ultimately proves to have been invalid; or (ii) when its performance is interrupted; frustrated or prevented, or rendered impossible or impractical because of wars, hostilities, public disorders, acts of enemies, sabotage, strikes, lockouts, labor or employment difficulties, fires, or acts of God, or any cause beyond its control, whether or not similar to any of the foregoing. Without limitation of the foregoing, the VRC shall not be required to challenge or resist any such order, request or control, or to proceed or attempt to proceed with performance if such shall involve additional expense or a departure from its normal practices, unless the parties shall expressly agree as to the further obligations (including, without limitation, an obligation to bear all or part of any such additional expense) to be borne by the Practice as a result thereof.

Section 12.10 Waiver of Breach. The waiver of any breach of any term or condition of this Agreement shall not be deemed to constitute the waiver of any subsequent breach of the same or any other term or condition hereof.

Section 12.11 Confidentiality.

(a) All marketing materials, advertisements, programs, guides, publications, pamphlets, flyers and all such other forms of information and materials (collectively, “Marketing Materials”) designed and developed by VRC to assist the Practice in the marketing of Practice Operations, together with any and all such other Marketing Materials designed and/or developed by VRC for the Practice, belong to and are the exclusive property of VRC.

(b) Upon termination of this Agreement, the Practice shall promptly relinquish to VRC all papers, documents, writings, files, data, or materials, including, without limitation, the Marketing Materials, belonging to VRC that are, at such time, in the possession of the Practice.

(c) All marketing materials, advertisements, programs, guides, publications, pamphlets, flyers, and all such other forms of information and materials (collectively, “Practice

Marketing Materials”) designed and developed solely by the Practice for its use in the marketing of Practice Operations, together with any and all such other Practice Marketing Materials designed and/or developed by the Practice, belong to and are the exclusive property of the Practice.

(d) Upon termination of this Agreement, VRC shall promptly relinquish to the Practice all papers, documents, writings, files, data or materials belonging to the Practice that are, at such time, in the possession of VRC, subject to VRC’s rights to retain copies of medical records as provided elsewhere herein.

Section 12.12 Remedies. The remedies provided to the parties by this Agreement are not exclusive or exhaustive, but cumulative and in addition to any other remedies the parties may have, at law or in equity.

Section 12.13 Attorneys’ Fees. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys’ fees in addition to any other relief granted. The term “prevailing party” shall mean the party in whose favor final judgment after appeal (if any) is rendered with respect to the claims asserted in the complaint, and the term “reasonable attorneys’ fees” are those attorneys’ fees actually incurred in obtaining a judgment in favor of the prevailing party.

Section 12.14 Survival. The indemnities, representations and warranties set forth herein shall survive the expiration, termination, or rescission of this Agreement for a period of two (2) years.

Section 12.15 No Third Party Beneficiaries. The parties do not intend this Agreement to create any third party beneficiaries, including without limitation, individuals who are the subject of PHI (as defined in Article 9).

Section 12.16 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same instrument.

Section 12.17 Acquisition Right.

(a) The Practice shall cause each of its members to hereby irrevocably grant to VRC the fully assignable right, but not the obligation, to acquire or to designate a qualified buyer to acquire all of the membership units of Practice (the “Securities”) for the sum of the lesser of the amount paid by each of the holders for such securities or the book value thereof (“Acquisition Right”) in each of the following instances:

(i) if a termination occurs pursuant to Section 8.2 (or if Practice attempts to terminate this Agreement for any reason), VRC shall have the right to acquire or designate a qualified buyer to acquire the Securities from the date of the notice of termination and for a period of ninety (90) days after the end of the term of this Agreement.

(ii) if the member(s) of Practice receive(s) a bona fide written offer from a third party that he, she or they wish(es) to accept, VRC shall have sixty (60) days from the date of the actual receipt by VRC of a copy of such bona fide offer to acquire or designate a qualified buyer to acquire the Securities.

(b) In order to protect the Acquisition Right, Practice and Practice shall cause each of its member(s) to agree as follows:

(i) Practice will not merge or consolidate with another entity or sell any of its assets in other than the normal course of its business.

(ii) Practice will not issue any stock, incur any debt, pledge or grant a security interest in any asset, amend its Certificate of Formation, Member Agreement or any agreements of Practice or declare any dividends.

(iii) Practice will not enter into any material agreements with any person or entity without the prior written consent of VRC.

(iv) In addition to the acquisition right described herein, VRC also may have certain rights to acquire the Securities pursuant to any securities transfer agreement between VRC and Practice’s member(s).

Section 12.18 Security.

As security and collateral for (i) the obligations of Practice to VRC under this Agreement, and (ii) any loans from VRC to Practice (whether made before or after the date hereof), Practice hereby grants a first security interest to VRC in all tangible and intangible assets of Practice, whether now owned or later acquired, and to all proceeds from such assets. Additionally, the member(s) of Practice pledges, as security for his, her, or their obligation to VRC and the obligations of Practice to VRC, all of the membership units of Practice owned by him, her, or them and shall place such membership units in the possession of VRC. Practice agrees and Practice shall cause its members to agree to execute such further documents and instruments as may be deemed necessary or desirable by VRC, in VRC’s sole discretion, to effect the provisions of this Section 12.18.

(The balance of this page is intentionally left blank. Signature pages follow)

IN WITNESS WHEREOF, the parties have duly executed this Professional and Management Services Agreement effective on the date set forth above:

VIRTUAL RADIOLOGIC CORPORATION

By:	/s/ Sean O. Casey
Title:	President

VIRTUAL RADIOLOGIC PROFESSIONALS, LLC

By:	/s/ Sean O. Casey
Title:	President

Exhibit 5

NONEXCLUSIVE LICENSE AGREEMENT

This nonexclusive license agreement (herein called AGREEMENT), effective January 1, 2006, is entered into by VIRTUAL RADIOLOGIC PROFESSIONALS, LLC, a Delaware limited liability company, having its principal place of business at located at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343 (hereinafter LICENSEE), and VIRTUAL RADIOLOGIC CORPORATION, a Delaware corporation, having a place of business at 5995 Opus Parkway, Suite 200, Minnetonka, Minnesota 55343 (hereinafter LICENSOR).

Background of Agreement.

1.1 LICENSOR represents that it has certain intellectual property pertaining to services and technologies in the field of teleradiology, in respect to which it is prepared to grant a nonexclusive license to LICENSEE.

1.2 LICENSEE wishes to acquire a nonexclusive license under selected intellectual properties of LICENSOR for purposes of providing teleradiology services in conjunction with LICENSOR.

Definitions.

As used herein, the following terms shall have the meanings set forth below:

2.1 PATENT or PATENTS means the following listed patent application, patent applications that claim the benefit thereof (including without limitation any divisions, continuations, reissues, substitutes, and reexaminations) and any patents issued pursuant thereto:

Filing Country	Application Serial No.	Application Title	Filing Date
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	2/25/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	6/29/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	7/14/2005
U.S.		[INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT]	5/17/2005

2.2 IMPROVEMENT or IMPROVEMENTS means any patented modification of a system, method, or product described in the PATENTS, provided such a modification, if unlicensed, would infringe one or more claims of issued PATENTS.

2.3 LICENSED INTELLECTUAL PROPERTY or LICENSED INTELLECTUAL PROPERTIES means PATENTS, IMPROVEMENTS, know how related thereto, and any other intellectual property owned by LICENSOR, whether now owned or existing or hereafter acquired, that is reasonably necessary for LICENSEE to undertake activities associated with the provision of licensed medical professionals and the delivery of radiological services in

Confidential	Page 1	License Agreement

conjunction with LICENSOR, including without limitation any intellectual property associated with the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT] and the [INFORMATION SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT].

License Grant.

3.1 Effective upon execution of this AGREEMENT, LICENSOR grants to LICENSEE a nonexclusive, nontransferable, royalty free license under the LICENSED INTELLECTUAL PROPERTY to make, use, sell, offer to sell, and import systems, methods, and products embodying or employing the LICENSED INTELLECTUAL PROPERTY throughout the United States and its territories.

Representations and Disclaimer of Warranties.

4.1 NOTHING IN THIS AGREEMENT SHALL BE DEEMED TO BE A REPRESENTATION OR WARRANTY BY LICENSOR OF THE VALIDITY OF ANY OF THE LICENSED INTELLECTUAL PROPERTY, INCLUDING THE PATENTS OR IMPROVEMENTS INCLUDED HEREIN. LICENSOR SHALL HAVE NO LIABILITY WHATSOEVER TO LICENSEE OR ANY OTHER PERSON FOR OR ON ACCOUNT OF ANY INJURY, LOSS, OR DAMAGE, OF ANY KIND OR NATURE SUSTAINED BY, OR ANY DAMAGE ASSESSED OR ASSERTED AGAINST, OR ANY OTHER LIABILITY INCURRED BY OR IMPOSED UPON LICENSEE OR ANY OTHER PERSON, ARISING OUT OF OR IN CONNECTION WITH OR RESULTING FROM (i) THE PRODUCTION, USE, OR SALE OF ANY APPARATUS OR PRODUCT, OR THE PRACTICE OF THE LICENSED INTELLECTUAL PROPERTY; OR (ii) ANY ADVERTISING OR OTHER PROMOTIONAL ACTIVITIES WITH RESPECT TO ANY OF THE FOREGOING, AND LICENSEE SHALL HOLD LICENSOR, AND ITS OFFICERS, AGENTS, OR EMPLOYEES, HARMLESS IN THE EVENT LICENSOR, OR ITS OFFICERS, AGENTS, OR EMPLOYEES, IS HELD LIABLE.

4.2 LICENSOR shall have the sole right to file, prosecute, and maintain all of the LICENSED INTELLECTUAL PROPERTIES and shall have the right to determine whether or not, and where: (i) to file a patent application, trademark application, or copyright application, (ii) to abandon the prosecution of any patent, patent application, trademark, trademark application, copyright, or copyright application, or (iii) to discontinue the maintenance of any patent, patent application, trademark, trademark application, copyright, or copyright application.

Termination.

5.1 This AGREEMENT shall terminate upon the expiration of the last to expire of the LICENSED INTELLECTUAL PROPERTIES included herein, or upon the abandonment of the last to be abandoned of any LICENSED INTELLECTUAL PROPERTY included herein, whichever is later, unless the AGREEMENT is sooner terminated.

5.2 LICENSEE may terminate this AGREEMENT at any time upon thirty (30) days’ written notice in advance to LICENSOR.

5.3 If either party shall be in default of any obligation hereunder, or shall be adjudged bankrupt, or become insolvent, or make an assignment for the benefit of creditors, or be placed in the hands of a receiver or a trustee in bankruptcy, the other party may terminate this AGREEMENT by giving thirty (30) days’ notice by Registered Mail to the other party, specifying the basis for termination.

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Litigation.

6.1 Each party shall notify the other party in writing of any suspected infringement(s) of any of the LICENSED INTELLECTUAL PROPERTIES and shall inform the other party of any evidence of such infringement(s).

6.2 The sole right to institute suit for infringement and to recover damages shall rest with LICENSOR.

Nonassignability.

7.1 This AGREEMENT imposes personal obligations on LICENSEE. LICENSEE shall not assign any rights under this AGREEMENT without the written consent of LICENSOR.

7.2 LICENSOR may freely assign its rights under this AGREEMENT.

Severability.

8.1 The parties agree that if any part, term, or provision of this AGREEMENT shall be found illegal or in conflict with any valid controlling law, the validity of the remaining provisions shall not be affected thereby.

8.2 In the event the legality of any provision of this AGREEMENT is brought into question because of a decision by a court of competent jurisdiction, LICENSOR, by written notice to LICENSEE, may revise the provision in question or may delete it entirely so as to comply with the decision of said court.

Integration, Alteration.

9.1 This AGREEMENT represents the entire understanding between the parties, and supersedes all other agreements, express or implied, between the parties concerning LICENSED INTELLECTUAL PROPERTIES.

9.2 A provision of this AGREEMENT may be altered only by a writing signed by both parties, except as provided in Sections 9.1 and 9.2, above.

Applicable Law.

10.1 This AGREEMENT shall be construed in accordance with the substantive laws of the State of Delaware of the United States of America.

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IN WITNESS WHEREOF the parties have caused this AGREEMENT to be executed by their duly authorized officers effective as of the date first written above.

LICENSEE
Virtual Radiologic Professionals LLC		WITNESS/ATTEST:

By:	/s/ Sean O. Casey
Title:	President

LICENSOR
Virtual Radiologic Corporation		WITNESS/ATTEST:

By:	/s/ Sean O. Casey
Title:	President

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